Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into by and among 99 Cents Only Stores LLC, a California limited liability company (the “Company”) and Felicia Thornton (“Executive”) this October 31, 2015.

NOW, THEREFORE, the Company and Executive agree as follows:

1.                                      Employment.

(a)                                 Term.  The term of Executive’s employment under this Agreement shall commence on November 2, 2015 (the “Effective Date”) and shall continue until terminated pursuant to Section 4 hereof (the “Term”).  Executive’s employment with the Company is “at-will” and shall continue only so long as mutually agreeable to Executive and the Company, subject to Section 4 hereof.

(b)                                 Duties and Responsibilities.  During the Term, Executive shall serve as the full-time Chief Financial Officer of the Company and shall have the duties and responsibilities customarily associated with such position, and such additional duties and responsibilities as may from time to time be assigned to her by the Chief Executive Officer of the Company (the “CEO”).  Executive shall report directly to the CEO and shall have oversight over the following functions:  Finance (including Treasury), Accounting, Legal, Tax, Information Technology and Risk Management.  Unless otherwise determined by the Board of Directors (the “Board”) of the Company’s parent, Number Holdings, Inc. (“Parent”), Executive shall (i) devote her full business time to the business and affairs of the Company, (ii) not engage in any other business activities, as a director, officer, employee or consultant or in any other capacity without Board consent, whether or not she receives compensation therefor and (iii) observe and comply with all rules, regulations, policies and practices of the Company.  The Board hereby consents to Executive serving as an advisor to Ares Management LLC or its designated affiliate (“Ares”) or as a member of the board of directors of a designated affiliate (or both) in such capacity, and for such compensation therefor, as Ares and Executive may agree.  Executive shall principally perform her duties at the Company’s headquarters in Los Angeles County, California.  Notwithstanding the foregoing, (x) subject to the prior approval of the Board (which shall not be unreasonably withheld), Executive may serve on one public company board of directors following the first anniversary of the Effective Date and (y) Executive may serve on the boards of charitable, civic or religious organizations, engage in charitable and community affairs and activities, and manage her personal investments; provided that, in either case, such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.

2.                                      Compensation.

(a)                                 Base Salary.  So long as she remains employed by the Company, during the Term Executive shall be paid a base salary (“Base Salary”), which initially shall be at the annual rate of $650,000, payable in installments, at least monthly, consistent with the Company’s regular payroll practices.

(b)                                 Annual Incentive Bonus.

(i)                                     Beginning with fiscal year 2017, Executive shall be eligible to earn an annual cash incentive bonus (“Annual Bonus”) for each fiscal year of the Company under a bonus plan approved by the Board or an authorized committee thereof.  Executive’s target Annual Bonus shall be 75% of the Base Salary in effect at the end of such fiscal year.  Executive’s maximum Annual Bonus shall be 150% of the Base Salary in effect at the end of such fiscal year. The actual level of payment will be contingent upon achieving applicable performance goals as determined by the Board or an authorized committee thereof.

(ii)                                  Except as provided in Section 4 hereof, no Bonus shall be earned until the date that such Bonus is paid, and Executive must be an employee on such date to earn any such Bonus.  Each Bonus shall be paid at the same time as annual bonuses are paid to other senior executives following the end of the fiscal year relating to such Bonus and in the calendar year in which such fiscal year relating to such Bonus ends (but no later than October 31 of such calendar year).  Payment of each such Bonus will be based on the evaluation of the level of achievement of performance goals by the Board, or an authorized committee thereof, in its reasonable discretion.

(c)                                  Signing Bonus.  The Company shall pay to Executive a cash bonus of $500,000 (the “Cash Signing Bonus”) within seven days following the Effective Date.  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason and not due to Executive’s Disability (as each such capitalized term is defined below) on or prior to the second anniversary of the Effective Date, then not later than the 60th day following the date of termination of Executive’s employment, Executive shall repay to the Company (i) the Cash Signing Bonus, minus (ii) an amount equal to the difference between (A) all federal and state income, FICA and California state employment taxes actually paid by Executive with respect to the Cash Signing Bonus and (B) Executive’s good faith estimate of the reduction in her federal and state income taxes for the year of repayment (determined as if such repayment is deductible in full and computed at the highest marginal aggregate federal and state income tax rate applicable to Executive in such year of repayment) attributable to all deductions available to Executive by reason of such repayment. In addition, if, after the repayment to the Company of any amount pursuant to clause (ii) above, Executive becomes entitled to receive any refund from a taxing authority with respect to such repayment in excess of the amount described in clause (ii) above, Executive shall pay to the Company the amount of such excess promptly (but in no event later than 10 business days) following receipt thereof. If, after expiration of such 10-day period, the Company incurs any costs or expenses, including attorneys’ fees, in collection of any such repayment, then, in addition to all other remedies, Executive shall reimburse the Company for all such costs and expenses.

(d)                                 Non-Qualified Stock Option Grant.  Subject to the approval of the compensation committee of the Board, within two weeks following the Effective Date, Parent and Executive will enter into a Non-Qualified Stock Option Agreement in substantially the form attached hereto as Exhibit A, with respect to stock options having an exercise price per share of Class A common stock of Parent and Class B common stock of Parent, together, of the greater of (i) $750 and (ii) the Fair Market Value (as defined in the Number Holdings, Inc. 2012 Stock Incentive Plan) thereof.

3.                                      Employee Benefits.

(a)                                 Business Expenses.  Upon timely submission of itemized expense statements and other documentation in accordance with the procedures specified by the Company, Executive shall be entitled to reimbursement for actual out-of-pocket business and travel expenses duly incurred by Executive during the Term in the course of her duties hereunder, in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.  The Company shall also reimburse Executive’s reasonable professional fees incurred to negotiate and prepare this Agreement and all other agreements related thereto, in an amount not to exceed $23,000 in the aggregate, which expenses must be submitted no later than February 1, 2016 and the Company shall reimburse Executive prior to March 15, 2016. In no event shall Executive be able to determine the year of payment of such reimbursement.

(b)                                 Relocation.

(i)                                     The Company shall reimburse Executive for reasonable out-of-pocket expenses for the transition to Los Angeles and the transfer of household goods from Executive’s former residence in Portland, Oregon to Executive’s residence in Los Angeles, California incurred prior to the first anniversary of the Effective Date, up to a maximum of (i) $7,000 payable with respect to calendar year 2015 and (ii) $93,000 payable with respect to calendar year 2016.  Executive shall relocate her primary residence to the greater Los Angeles, California area prior to the first anniversary of the Effective Date.

(ii)                                  All expense reimbursements, including the transfer of household goods, are subject to the Company’s and Parent’s policies in effect from time to time.  Notwithstanding the foregoing, all expenses must be submitted no later than 90 days from the date Executive incurs such expense and the Company shall reimburse Executive no later than one month from the date such expenses are submitted.  Executive must be employed by the Company on the date of reimbursement unless Executive’s employment with the Company was terminated by the Company without Cause or due to Executive’s death or Disability.  In no event shall Executive be able to determine the year of payment of any reimbursement.

(c)                                  Benefit Plans.  So long as she remains employed by the Company during the Term, Executive shall be eligible to participate in the Company’s employee benefit plans and programs (“Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its senior executives generally, subject to the terms and conditions thereof.  Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.

(d)                                 Vacation.  Executive shall be entitled to five weeks of vacation time per year (pro-rated for any partial years) to be used in accordance with the Company’s vacation policy for senior executives.  Executive acknowledges that given her position at the Company, Executive will remain generally available and accessible to the Company’s senior managers through an electronic means of communication when reasonably possible.

4.                                      Termination of Employment.  Executive’s employment may be terminated in accordance with this Section 4.

(a)                                 For Cause.  The Company may terminate Executive’s employment for “Cause” immediately upon written notice for any of the following reasons: (i) Executive’s (A) being indicted for or charged with a felony under United States or applicable state law or (B) conviction of, or plea of guilty or nolo contendere to a misdemeanor where imprisonment is imposed (other than for a traffic-related offense); (ii) perpetration by Executive of an illegal act, or of dishonesty or fraud, that is reasonably expected to cause material economic or material reputational injury to the Company, Parent or any of their subsidiaries or any act of moral turpitude by Executive; (iii) Executive’s insubordination or willful failure to perform her duties or responsibilities for the Company, Parent or any of their subsidiaries for any reason other than illness or incapacity; (iv) Executive’s willful misconduct or gross negligence with regard to the Company, Parent or any of their subsidiaries; (v) Executive’s unlawful appropriation of a material corporate opportunity; or (vi) Executive’s material breach of agreement with the Company or any of its affiliates, or breach (which shall be deemed “material”) of such an agreement respecting any confidentiality or other restrictive covenant including the Fair Competition Agreement, entered into between Executive and the Company or any of its affiliates,.  No termination of Executive’s employment by the Company for “Cause” under clause (iii) or (vi) above shall be effective unless (i) the Company provides Executive (x) written notice of the circumstances constituting “Cause” and (x) 30 days for Executive to cure such circumstances (if curable) and (ii) such circumstances have not been cured upon the expiration of such 30-day cure period.  No act or omission to act by Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

Upon termination of Executive’s employment for Cause, neither the Company, nor any of its affiliates, shall be under any further obligation to Executive, except the Company’s obligation to pay (A) all accrued but unpaid Base Salary to the date of termination within 30 days following such termination, less all applicable deductions, (B) any accrued but unused vacation, (C) any earned and vested benefits and payments pursuant to the terms of any Benefit Plan and (D) all unreimbursed business expenses incurred and properly submitted in accordance with this Agreement (the payments and benefits described in subsections (A) through (D) herein shall be referred herein as the “Accrued Benefits”).

(b)                                 Without Cause; Good Reason.

(i)                                     The Company may terminate Executive’s employment at any time without Cause immediately upon delivery of written notice.

(ii)                                  Executive may terminate Executive’s employment at any time for Good Reason (as defined in Section 4(b)(iv)) by giving written notice to the Company of her good faith belief that Good Reason exists within 60 days of the first occurrence of the circumstance(s) giving rise to such belief, which notice shall describe such circumstance(s); provided that (A) the Company shall have 30 days following receipt of such notice to cure such circumstance(s), and (B) Executive terminates her employment within 15 days following the expiration of the Company’s cure period without the Company curing such circumstance(s).

(iii)                               Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (A) prior to the second anniversary of the Effective Date, (x) in addition to the Accrued Benefits, Executive shall be entitled to receive from the Company an amount equal to one and one-half times Executive’s Base Salary, payable in equal installments over 18 months following termination of employment in accordance with the Company’s regular payroll schedule, and (y) an amount equal to the Company portion of the health care premiums for Executive (including for her spouse and eligible dependents) for 18 months following Executive’s termination date, (B) on or after the second anniversary of the Effective Date, (x) in addition to the Accrued Benefits, Executive shall be entitled to receive from the Company an amount equal to Executive’s Base Salary, payable in equal installments over 12 months following termination of employment and (y) an amount equal to the Company portion of the health care premiums for Executive (including for her spouse and eligible dependents) for 12 months following Executive’s termination date, and (C) Executive will be entitled to receive any unpaid Annual Bonus for the fiscal year completed prior to such termination of employment based on actual performance and payable at the same time as bonuses are paid to senior executives of the Company generally, subject to and in accordance with Section 2(b)(ii).

The foregoing payments shall be contingent on (A) Executive executing and delivering to the Company a release of claims against the Company substantially in the form attached hereto as Exhibit B (subject to any modifications necessary to render such release fully enforceable under applicable law, as determined by the Company) (“Release”), and such Release becoming effective by the 60th day following Executive’s termination of employment and (B) Executive’s continued compliance with all post-termination restrictive covenants applicable to Executive, including the covenants contained in the Fair Competition Agreement.  Any amounts delayed pursuant to the foregoing sentence shall be paid with the first such payment on the first regularly scheduled payroll date on or after the 60th day following termination of employment.  A termination of Executive’s employment under this Section 4(b) does not include a termination of employment by reason of Executive’s Disability (as defined below) or upon the death of Executive.

(iv)                              “Good Reason” shall mean without Executive’s consent, (A) a material reduction in Executive’s titles, duties or authorities (including reporting responsibilities), (B) a material reduction in Base Salary or Target Bonus (in each case, other than an across the board reduction applicable to all senior executives of the Company), (C) any relocation of Executive’s principal office by more than 50 miles; or (D) a material breach of this Agreement by the Company without Executive’s written consent.

(c)                                  Resignation without Good Reason.  Executive may resign her employment without Good Reason upon providing the Company 30 day’s prior written notice; provided, that the Company shall have the right to accelerate Executive’s termination date to an earlier date than specified in Executive’s notice.  In the event of such resignation by Executive, neither the Company nor any of its affiliates shall be under any further obligation to Executive, except the Company’s obligation to pay the Accrued Benefits.

(d)                                 Disability; Death.  The Company may terminate Executive’s employment if Executive experiences a “Total Disability” (or equivalent) as defined under the Company’s Long Term Disability Plan in effect at the time of the disability (or, if no Long Term Disability Plan is in effect at the time of the disability, if Executive becomes disabled within the meaning of Section 409A (as defined below)) (a “Disability”).  In the event that Executive’s employment is terminated by reason of Executive’s Disability or upon the death of Executive, in addition to the Accrued Benefits, Executive (or executive’s estate, as applicable) shall be entitled to receive any unpaid Annual Bonus for the fiscal year completed prior to the year of such termination based on actual performance, payable when bonuses are paid to executives generally, subject to and in accordance with Section 2(b)(ii).  Neither the Company nor any of its affiliates shall be under any further obligation to Executive or her estate.  The foregoing payments shall be contingent on Executive (or Executive’s estate, as applicable) executing and delivering to the Company a Release, and such Release becoming effective by the 60th day following Executive’s termination of employment.  Any amounts delayed pursuant to the foregoing sentence shall be paid on the first regularly scheduled payroll date on or after the 60th day following termination of employment.

(e)                                  Cooperation.  Following termination of employment for any reason, Executive shall (i) cooperate with the Company and its affiliates and their respective counsel, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company and its affiliates and their respective counsel at the Company’s reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s employment by the Company.  The Company shall provide reasonable notice of any need for assistance, and the Company shall use all reasonable efforts to mitigate or avoid such assistance interfering with Executive’s employment or business activities.  The Company shall reimburse Executive promptly for actual out-of-pocket expenses incurred by her in connection with assisting the Company in the manner described in the immediately preceding sentence in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company. If Executive is subpoenaed to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to the Company or any of its affiliates or Executive’s employment with the Company, Executive shall give prompt notice of such request to the Company, and shall make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure.  Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries. Executive’s obligations under this Section 4(e) shall survive the termination of Executive’s employment and the termination of this Agreement.

(f)                                   Post-Term Consulting Arrangement.  If, on or after the second anniversary of the Effective Date, Executive becomes employed by, or enters into a self-employment relationship (including, without limitation, as a consultant, advisor or member of a board of directors) with a direct or indirect affiliate of the Company or Number Holdings Inc., the Company and Executive shall enter into a mutually agreeable consulting arrangement with a term that extends at least through the fourth anniversary of the Effective Date (unless sooner terminated pursuant to the terms of such consulting arrangement).

5.                                      Other Agreements.  Executive shall execute and deliver to the Company the Fair Competition Agreement and the Arbitration Agreement, attached hereto as Exhibits C and D, respectively, on or before the Effective Date; provided, any provision of the Arbitration Agreement (Exhibit D) to the contrary notwithstanding, the Company shall pay all arbitrator’s fees and costs incurred in connection with any such arbitration proceeding.  Such execution and delivery is a condition to the effectiveness of this Agreement. Executive shall at all times comply with the Fair Competition Agreement.

6.                                      Withholding.  The Company may withhold from all amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation and any additional withholding to which Executive has agreed.

7.                                      Section 409A.  Notwithstanding anything herein to the contrary:

(a)                                 The Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement.  It is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A or otherwise.

(b)                                 To the extent required by Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)                                  Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, she is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of her separation from service shall not be paid until the first day of the seventh month following such date of termination, or if earlier, within 60 calendar days after Executive’s death to the personal representative of Executive’s estate.

8.                                      Miscellaneous.

(a)                                 Governing Law.  This Agreement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would require the application of the laws of another jurisdiction.

(b)                                 Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any successor to the Company or any assignee thereof.

(c)                                  Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof (including the Employment Term Sheet describing the terms of Executive’s employment).  Without limiting the foregoing, this Agreement expressly supersedes all prior agreements (written or oral) relating to Executive’s employment with the Company or any of its subsidiaries.

(d)                                 Amendment and Waiver; Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive).  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)                                  Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)                                   Dispute Resolution.  Except as provided in the Fair Competition Agreement, all Disputes shall be resolved in accordance with the Arbitration Agreement attached hereto as Exhibit D and incorporated herein.  This Section 8(f) shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.  Executive shall execute and deliver to the Company a copy of such Agreement on or before the Effective Date as a condition to the effectiveness of this Agreement.

(g)                                  Notices.  Any notices or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed given when delivered personally, one day after it is sent through a reputable overnight carrier, or three business days after it is mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other party:

If to Executive:

At the address(es) listed in the Company’s personnel records.

If to the Company:

99 Cents Only Stores LLC
4000 Union Pacific Avenue
Commerce, CA 90023
Telephone: (323) 980-8145
Facsimile: (323) 307-9611
Attention: General Counsel

with copies to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Telephone: (310) 201-4100
Facsimile: (310) 201-4170
Attention: Adam Stein

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Telephone: (310) 284-4582

Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

(h)                                 Further Assurances.  Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(i)                                     Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein:  (i)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(j)                                    Acknowledgement.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(k)                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(l)                                     Each Party the Drafter.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(m)                             Time of Essence.  Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(n)                                 Survival.  All rights and obligations of any party in Sections 4 through 8 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

(o)                                 Indemnification; Liability Insurance. Executive shall, at all times during the Term and thereafter during which she may be subject to a liability covered by this Section 8(o), (i) be indemnified and held harmless by the Company and Parent for her acts and omissions to act, relating to her employment with the Company hereunder, to the maximum extent permissible under applicable law, and (ii) be covered by any directors and officers liability insurance that the Company or Parent shall have in effect from time to time, to the same extent as the directors of the Company or Parent (whichever is more favorable to Executive) are covered by such directors and officers liability insurance.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

99 CENTS ONLY STORES LLC

By:	/s/ Geoffrey J. Covert

Name: Geoffrey J. Covert
Title: President and Chief Executive Officer

FELICIA THORNTON

/s/ Felicia Thornton

EXHIBIT A

NON-QUALIFIED STOCK OPTION AGREEMENT

EXHIBIT B

RELEASE

EXHIBIT C

FAIR COMPETITION AGREEMENT

EXHIBIT D

ARBITRATION AGREEMENT